Exhibit 23.1
Consent of Gary Henrie, Esq

Gary R. Henrie
Attorney at Law
8275 S. Eastern Ave., Suite 200 Telephone: 702-616-3093
Las Vegas, NV 89123 Facsimile: 435-753-1775
E-mail: gary@grhlaw.net

October 2, 2006

Board of Directors
Novastar Resources Ltd.
8300 Greensboro Drive
Suite 800
McLean, VA 22102

Re:  120,247,176 Shares Common Stock $0.001 Par Value
Form SB-2 Registration Statement

Ladies and Gentlemen:

As special securities counsel for Novastar Resources Ltd., a Nevada corporation (the “Company”), you have requested my opinion in connection with the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement on Form SB-2 (the “Registration Statement”) registering up to 120,247,176 shares of the Company’s common stock, $0.001 par value per share, which may be resold from time to time by the selling stockholders. Of such shares, (i) 91,001,827 will be outstanding upon the effective date of the Registration Statement, (ii) up to 22,646,579 shares will be issuable upon the exercise of warrants held by certain of the selling stockholders and (iii) 4,399,180 shares of common stock and 2,199,590 shares of common stock underlying common stock purchase warrants, representing the maximum number of securities that could be issued pursuant to the liquidated damages provisions of a registration rights agreement entered into in conjunction with the May 4, 2006 private placement, will be issuable if the liquidated damages provisions are triggered. The contents of the Registration Statement, including the exhibits thereto, are incorporated by reference herein.

I have examined such records and documents and made such examination of law as I have deemed relevant in connection with this opinion. Based on the foregoing, and subject to the caveats identified below, I am of the opinion that upon the effective date of the Registration Statement, the 91,001,827 shares referenced in the preceding paragraph, will be legally issued, fully-paid and non-assessable. Moreover, I am of the opinion that the 22,646,579 shares referenced in the preceding paragraph will be legally issued, fully-paid and non-assessable upon the exercise of the applicable warrants in accordance with the terms thereof and upon payment of the exercise price to the Company. Additionally, the 4,399,180 shares of common stock and 2,199,590 shares of common stock underlying common stock purchase warrants that may be issued pursuant to the liquidated damages provisions of a registration rights agreement entered into in conjunction with the May 4, 2006 private placement will be legally issued, fully-paid and non-assessable upon the issuance of such shares or warrants in accordance with the terms of the registration rights agreement entered into in conjunction with the May 4, 2006 private placement. My opinion is limited to the due issuance of the shares by the board of directors of the Company and is based upon Nevada corporate law and the judicial decisions interpreting that law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Gary R. Henrie
Gary R. Henrie